Exhibit 99

Isonics Completes Sale of Life Sciences Division

Company To Record Gain on Sale

GOLDEN, Colo.—(BUSINESS WIRE)—Isonics Corporation (NASDAQ: ISON), a provider of innovative solutions for the homeland security and semiconductor markets, announced today that it has completed the sale of its Life Sciences division for gross proceeds of $850,000 (net proceeds of approximately $700,000 after retirement of related debt and expenses of the sale) and expects to record a gain on the transaction. The sale of this division is part of Isonics’ plan to achieve operating profitability by focusing on its core businesses.

“The completion of this previously announced transaction will allow us to deploy additional capital in our Semiconductor and Homeland Security and Defense divisions and allow management to devote its full attention to growing these two businesses,” said Christopher Toffales, Chairman of Isonics. “We remain focused on executing on our recently announced business model which is targeted at generating higher-margin business. The sale of the Life Sciences division is consistent with this objective.”

About Isonics Corporation

Isonics Corporation is an advanced materials and technology company focused on the development and provision of homeland security products and services and provides 300-millimeter products and services, wafer thinning and silicon-on-insulator wafers for the semiconductor industry.  Additional information may be obtained at the Company’s Web site at www.isonics.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve estimates, assumptions, known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s 10-KSB for the year ended April 30, 2006 and reports subsequently filed with the Securities and Exchange Commission, which include the Company’s historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in these filings with the Securities and Exchange Commission.

Contact:

Isonics Corporation

John Sakys, 303-279-7900

or

CEOcast, Inc. for Isonics

Andrew Hellman, 212-732-4300